Exhibit 99.1

www.angieslist.com

Angie’s List Reports Second Quarter 2012 Results

•	Second quarter and year-to-date revenues increased to $36.5 and $67.6 million, up 74% and 75% over the prior year periods

•	Second quarter and year-to-date service provider revenue increased to $25.2 and $46.3 million, up 94% and 96% over the prior year periods

•	Total paid memberships of 1,431,073 at June 30, 2012, up 74% year-over-year

•	Cost per acquisition (“CPA”) in the second quarter was $91, an increase of 2% over the prior year period, despite an increased marketing spend of 52%

Indianapolis, Ind. – July 25, 2012 – Angie’s List (NASDAQ: ANGI) announced today second quarter 2012 financial results for the quarter ended June 30, 2012.

“The business grew very well in the second quarter. We hit new records for membership, service provider revenue and total revenue,” said Angie’s List CEO Bill Oesterle. “Operating metrics were both consistent and strong.”

Three months ended 6/30/2012

	6/30/12	6/30/11	Change
Total paid memberships (end of period)	1,431,073	821,769	74%
Gross paid memberships added (in period)	305,151	203,966	50%
Marketing cost per paid membership acquisition (in period)	$91	$89	2%
First-year membership renewal rate (in period)	75%	76%	-100bp
Average membership renewal rate (in period)	77%	78%	-100bp
Participating service providers (end of period)	29,930	19,750	52%
Total service provider contract value (end of period, in thousands)	$101,719	$55,647	83%

Six months ended 6/30/2012

	6/30/12	6/30/11	Change
Gross paid memberships added (in period)	520,582	316,727	64%
Marketing cost per paid membership acquisition (in period)	$87	$92	-5%
First-year membership renewal rate (in period)	75%	75%	flat
Average membership renewal rate (in period)	78%	78%	flat

Market Cohort Analysis

“In the second quarter we saw very good performance from our cohorts. All of them demonstrated significant membership growth, higher penetration rates and increasing average revenue per market,” Oesterle explained.

Cohort	# of Markets	Avg. Revenue/ Market	Membership Revenue/Paid Membership	Service Provider Revenue/Paid Membership	Avg. Marketing Expense/ Market	Total Paid Memberships	Estimated Penetration Rate	Annual Membership Growth Rate
Pre-2003	10	$3,968,668	$47.31	$107.55	$1,134,690	305,248	7.6%	47%
2003 - 2007	35	2,026,991	39.87	77.09	1,166,289	772,832	5.4%	76%
2008 - 2010	103	76,949	14.64	17.15	165,811	328,840	5.5%	94%
Post 2010	57	5,643	10.29	12.31	50,411	24,153	2.4%	*

Total	205					1,431,073

Cohort table presents financial and operational data for the twelve months ended 6/30/2012

* Not meaningful

Second Quarter Results

Second quarter 2012 total revenue was $36.5 million, an increase of 74% from $21.0 million in the prior year period. Service provider revenue was the largest component of total revenue at $25.2 million and the fastest growing with a 94% growth rate. Marketing expense was up 52%, or $9.5 million, over the prior year period. Net loss was $23.4 million, with selling expense of $14.3 million and marketing expense of $27.6 million, compared to a net loss of $16.2 million with selling expense of $7.6 million and marketing expense of $18.1 million in the prior year period. Adjusted EBITDA, a non-GAAP financial measure, was a loss of $21.5 million, compared to a loss of $14.2 million in the prior year period.

For the six months ended June 30, 2012, total revenue was $67.6 million, an increase of 75% from $38.6 million in the prior year period. Service provider revenue grew to $46.3 million, up 96% from the prior year period. Marketing expense was up 55%, or $16.0 million, over the prior year period. Net loss was $36.8 million, with selling expense of $26.7 million and marketing expense of $45.2 million, compared to a net loss of $25.8 million with selling expense of $13.7 million and marketing expense of $29.2 million in the prior year period. Adjusted EBITDA, a non-GAAP financial measure, was a loss of $33.3 million, compared to a loss of $21.9 million in the prior year period.

“Looking ahead, we will continue to invest in acquiring new members, adding advertising service providers and improving our technology to drive further scale and penetration,” added Angie’s List CFO Bob Millard.

Business Outlook

The Company’s financial and operating expectations for the third quarter of 2012 are as follows:

•	Total revenue in the range of $40.3 million to $41.3 million.

•	Marketing expense in the range of $26.0 million to $27.0 million.

Conference Call Information

The company will host a conference call at 5:00 PM (ET) / 2:00 PM (PT) to discuss the quarterly financial results with the investment community. A live webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/

A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 10457356 through August 3, 2012.

Live audio webcast of the presentations will be available on Angie’s List Investor Relations website at http://investor.angieslist.com/

About Angie’s List

Angie’s List collects consumer reviews on local service providers ranging from home improvement to healthcare in more than 550 service categories. More than one million paying households in the United States rely upon Angie’s List to help them make the best hiring decisions. Members get unlimited access to local ratings, exclusive discounts, the Angie’s List Magazine and help from the Angie’s List complaint resolution service.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), Angie’s List has disclosed in this press release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which Angie’s List defines as earnings before interest, income taxes, depreciation, amortization, and non-cash stock-based compensation. Angie’s List uses Adjusted EBITDA internally in analyzing its financial results and has determined to disclose this measure to investors because it believes it will be useful to them, as a supplement to GAAP measures, in evaluating Angie’s List’s operating performance relative to its industry sector and competitors. Angie’s List believes that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Angie’s List has significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to Angie’s List’s management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate adjusted EBITDA in a different manner than Angie’s List. Angie’s List has provided a reconciliation of Adjusted EBITDA measure to the most directly comparable GAAP financial measure.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, future marketing expense and growth opportunities. These forward-looking statements are based on Angie’s List’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and local service providers; our ability to attract and retain local service providers to advertise on our service; our ability to increase our pricing on memberships and service provider contracts as we increase our market penetration; our ability to replicate our business model in our less penetrated markets; our success in converting consumers and local service providers into paid memberships and participating service providers; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to manage our growth; and general economic conditions worldwide.

Further information on these factors and other risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including Angie’s List’s Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Investor Relations at Angie’s List

888-619-2655

investorrelations@angieslist.com

Or

Brinlea Johnson

The Blueshirt Group for Angie’s List

212-331-8424

brinlea@blueshirtgroup.com

Angie’s List, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash	$76,547	$88,607
Restricted cash	50	300
Accounts receivable, net	5,508	3,937
Prepaid expenses and other current assets	18,791	11,835

Total current assets	100,896	104,679

Property and equipment, net	5,371	3,883
Goodwill	415	415
Amortizable intangible assets, net	2,569	1,555
Deferred financing fees, net	753	866

Total assets	$110,004	$111,398

Liabilities and shareholders’ deficit
Accounts payable	$8,010	$5,266
Accrued liabilities	23,293	10,532
Deferred membership revenue	22,778	17,153
Deferred advertising revenue	17,527	13,643

Total current liabilities	71,608	46,594

Long-term debt, including accrued interest	14,844	14,820
Deferred membership revenue, noncurrent	4,158	3,751
Deferred advertising revenue, noncurrent	138	239
Deferred income taxes	158	158

Total liabilities	90,906	65,562

Shareholders’ equity:
Common stock	66	65
Additional paid-in-capital	246,048	235,950
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(203,297)	(166,460)

Total shareholders’ equity	19,098	45,836

Total liabilities and shareholders’ equity	$110,004	$111,398

Angie’s List, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue
Membership	$11,292	$7,940	$21,267	$14,973
Service provider	25,212	13,018	46,331	23,613

Total revenue	36,504	20,958	67,598	38,586
Operating expenses
Operations and support	6,716	4,198	12,491	7,597
Selling	14,325	7,572	26,734	13,656
Marketing	27,622	18,132	45,228	29,231
Technology	4,191	1,883	7,318	3,726
General and administrative	6,580	4,461	11,751	8,365

Operating loss	(22,930)	(15,288)	(35,924)	(23,989)
Interest expense	457	872	913	1,807

Loss before income taxes	(23,387)	(16,160)	(36,837)	(25,796)
Income tax expense	—	—	—	—

Net loss	$(23,387)	$(16,160)	$(36,837)	$(25,796)

Net loss per common share—basic and diluted	$(0.41)	$(0.60)	$(0.64)	$(0.93)

Weighted average number of common shares outstanding—basic and diluted	57,372,232	26,913,827	57,167,929	27,626,059

Non-cash stock-based compensation
Technology	$192	$62	$338	$300
General and administrative	571	641	1,105	996

Total non-cash stock-based compensation	$763	$703	$1,443	$1,296

Reconciliation of adjusted EBITDA to net loss
Net loss:	$(23,387)	$(16,160)	$(36,837)	$(25,796)
Income tax expense	—	—	—	—
Interest expense	457	872	913	1,807
Depreciation and amortization	690	396	1,219	766
Non-cash stock-based compensation	763	703	1,443	1,296

Adjusted EBITDA loss	$(21,477)	$(14,189)	$(33,262)	$(21,927)